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                                                                      EXHIBIT 12

                              OWENS-ILLINOIS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

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
                                                                                        YEARS ENDED DECEMBER 31,
                                                                          -----------------------------------------------------
                                                                            1996       1995       1994       1993       1992
                                                                          ---------  ---------  ---------  ---------  ---------
Earnings (loss) from continuing operations before income taxes, minority share owners' interests, extraordinary items and cumulative effect of
  accounting change.....................................................  $   324.1  $   310.0  $   171.3  $  (294.5) $   156.9
Pretax earnings of majority-owned subsidiary not consolidated...........                              8.7        4.3        1.7
Less: Equity earnings...................................................      (15.2)     (14.4)     (22.3)     (25.3)     (23.2)
Add: Total fixed charges deducted from earnings.........................      324.3      321.1      298.0      316.4      339.5
     Proportional share of pretax earnings of 50% owned associates......                                        18.6       17.4
     Dividends received from less than 50% owned associates.............        2.7        3.7        2.9        4.9        4.9
                                                                          ---------  ---------  ---------  ---------  ---------
     Earnings available for payment of fixed charges....................  $   635.9  $   620.4  $   458.6  $    24.4  $   497.2
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
Fixed charges (including the Company's proportional share of 50% owned associates):
     Interest expense...................................................  $   297.6  $   294.6  $   273.1  $   284.6  $   306.9
     Portion of operating lease rental deemed to be interest............       21.7       21.5       19.8       20.3       20.6
     Amortization of deferred financing costs and debt discount
       expense..........................................................        5.0        5.0        5.1       11.5       12.0
                                                                          ---------  ---------  ---------  ---------  ---------
        Total fixed charges deducted from earnings and total fixed
          charges.......................................................  $   324.3  $   321.1  $   298.0  $   316.4  $   339.5
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges......................................        2.0        1.9        1.5                   1.5
Deficiency of earnings available to cover fixed charges.................                                   $   292.0
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